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                                                                      Exhibit 21

                     SUBSIDIARIES OF PLAINS RESOURCES INC.


o        PMCT INC.

o        Plains Terminal & Transfer Corporation

o        Plains Marketing & Transportation Inc.

o        Plains Resources International Inc.

o        PLX Crude Lines Inc.

o        Stocker Resources Inc.

o        Calumet Florida, Inc.

o        Plains Illinois Inc.

o        PLX Ingleside Inc.

o        Stocker Resources, L.P.